Exhibit 23.5

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our report dated December 10, 2018, with respect to the financial statements of Quail Run Services, LLC, for the years ended December 31, 2017 and 2016 included in the Current Report on Form 8-K of NRC Group Holdings Corp. filed with the Securities and Exchange Commission on December 17, 2018, which are incorporated by reference in this Amendment No. 2 to Registration Statement No. 333-232930 on Form S-4. We consent to the incorporation by reference of said report in this Registration Statement on Form S-4, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement on Form S-4.

/s/ Jain & Jain, P.C.

Jain & Jain, P.C.

Sugar Land, Texas

September 11, 2019